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                                                    ----------------------------
                   UNITED STATES                           OMB APPROVAL
         SECURITIES AND EXCHANGE COMMISSION         OMB Number:   3235-0058
              WASHINGTON, D.C.  20549
                                                    Expires: January 31, 2002
                     FORM 12B-25                    Estimated average burden
                                                    hours per response  2.50
                                                    ----------------------------

                                                    ----------------------------
              NOTIFICATION OF LATE FILING                 SEC FILE NUMBER
                                                            000 - 24936
                                                    ----------------------------

                                                    ----------------------------
                                                             CUSIP NUMBER
                                                              522022 10 4
                                                     ---------------------------

(CHECK ONE):
     |X| Form 10-K  |_| Form 20-F  |_| Form 11-K  |_| Form 10-Q  |_| Form N-SAR

                For Period Ended:           DECEMBER 31, 2000
                                  ----------------------------
                |_| Transition Report on Form 10-K
                |_| Transition Report on Form 20-F
                |_| Transition Report on Form 11-K
                |_|Transition Report on Form 10-Q
                |_|Transition Report on Form N-SAR
                For the Transition Period Ended:
                                                 ----------------------------


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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

            NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I -- REGISTRANT INFORMATION

         LEARN2.COM, INC.
------------------------
Full Name of Registrant


Former Name if Applicable

        1311 MAMARONECK AVENUE, SUITE 210
-----------------------------------------
Address of Principal Executive Office (STREET AND NUMBER)

           WHITE PLAINS, NEW YORK 10605
---------------------------------------
City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable
           |X|     effort or expense;
                   (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
                   (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.





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         (ATTACH EXTRA SHEETS IF NEEDED)
                                                                 SEC 1344 (6/94)
PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (See attached Schedule)

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      MARC E. LANDY                          (914)              682-4300
      -----------------------------  ----------------     -----------------
      (Name)                              (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer
      is no, identify report(s).                           |X|Yes |_|No


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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                                              |_|Yes |X|No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.





                                     LEARN2.COM, INC.
              ------------------------------------------
             (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date     APRIL 2, 2001               By: /s/ MARC E. LANDY
--------------------------------         ----------------------------------
                                         Name: Marc E. Landy
                                         Title:   Vice President, Chief
                                         Financial Officer
                                         and Secretary





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                             SCHEDULE TO FORM 12B-25

          Learn2.com, Inc. (the "Company") is unable to file its Annual
Report on Form 10-K for the fiscal year ended December 31, 2000 in the proscribed time period, because, due to management's focus on negotiating certain contracts, the Form 10-K could not be completed without unreasonable effort or expense. The Company anticipates that the Form 10-K will be filed within the time period required by Rule 12b-25 of the Securities Exchange Act of 1934, as amended.